EXHIBIT (e)(2)

AMENDED AND RESTATED

CONFIDENTIALITY AGREEMENT

This Amended and Restated Confidentiality Agreement (this “Agreement”) dated May 22, 2007 (the “Effective Date”), is entered into by and among QIAGEN N.V. a corporation formed under the laws of The Netherlands (“QIAGEN”), with offices at Spoorstraat 50, 5911 KJ Venlo, The Netherlands, and Digene Corporation, a Delaware corporation (“Digene”), with offices at 1201 Clopper Road, Gaithersburg, MD 20878, and amends and restates that certain Confidentiality Agreement entered into by and among QIAGEN and Digene on May 7, 2007.

QIAGEN, on behalf of itself and its subsidiaries, and Digene, on behalf of itself and its subsidiaries (the “Parties”) intend to explore a possible negotiated transaction, and in connection therewith each Party expects to make available certain financial, operating and business information about itself to the other Party. In this Agreement, the Party disclosing Evaluation Material (as defined below) is referred to as the “Disclosing Party” and the Party receiving Evaluation Material is referred to as the “Recipient.” As a condition to the Disclosing Party furnishing such information to the Recipient and subsidiaries and their respective directors, officers, employees, agents or advisors (including, without limitation, affiliates, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Representatives”), the Recipient agrees to treat all Evaluation Material in accordance with the provisions of this Agreement and to take or abstain from taking certain other actions hereinafter set forth.

The term “Evaluation Material” shall mean all information relating, directly or indirectly, to the Disclosing Party or the business, products and services, technologies, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Disclosing Party (whether prepared by the Disclosing Party, its advisors or otherwise), which is delivered, disclosed or furnished by or on behalf of the Disclosing Party to the Recipient or its Representatives for purposes of the Recipient considering the possible transaction the subject of this Agreement, before, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished or which the Recipient or its Representatives otherwise learn or obtain, through observation or through analysis of such information, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, projects, interpretations or other documents prepared by the Recipient or its Representatives which contain, reflect or are based upon, in whole or in part, any such information. The term “documents” shall include, without limitation, any writing, letter, memorandum (internal or otherwise), telex, cable, facsimile, tape, disk drive, diskette, CD-ROM, e-mail transmission or other recording or memoralization, chart, graph, blueprint, picture or financial statements or data. The term Evaluation Material does not include information which the Recipient can demonstrate (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives in breach of the terms hereof, (ii) was within the Recipient’s possession prior to its being furnished to the Recipient by or on behalf of the Disclosing Party pursuant hereto; provided that the source of such information was not known by the Recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information, or (iii) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party or any of its Representatives; provided that such source is not known by the Recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information.

The Recipient and its Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible negotiated transaction between the Parties, shall keep the Evaluation Material confidential and shall not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) the Recipient may make any disclosure of such information to which the Disclosing Party gives its prior written consent and (ii) any of such information may be disclosed to the Recipient’s Representatives who need to know such information for the sole purpose of evaluating a possible negotiated transaction between the Parties and who agree to keep such information confidential and agree to be bound by the terms hereof to the same extent as if they were parties hereto (which agreement need not be in writing). In any event, the Recipient shall be responsible for any breach of this Agreement by any of its Representatives, and the Recipient agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

Without the prior written consent of the Disclosing Party, the Recipient and its Representatives will not disclose to any other person the existence of this Agreement, the fact that the Evaluation Material has been made available to the Recipient, or the fact that discussions or negotiations are taking place concerning a possible transaction involving the Parties or any of the terms, conditions or other facts with respect thereto (including the status thereof); provided that the Recipient may make such disclosure if it has received the advice of its counsel that such disclosure must be made by the Recipient in order that it not commit a violation of any law; and provided, further, that the Recipient has given the Disclosing Party prompt prior written notice of the Recipient’s intent to make such disclosure and cooperated with the Disclosing Party if it attempts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such disclosure. The term “person” as used in this Agreement shall be broadly interpreted to include the media and any corporation, company, partnership, joint venture, group, limited liability company other entity or individual.

In the event that a Party decides not to proceed with the possible transaction with the other Party, it will promptly inform the other Party of that decision. In that event, or at any time upon the Disclosing Party’s request, the Recipient shall promptly return to the Disclosing Party all Evaluation Material, including all written or otherwise tangible material containing or reflecting any information contained in the Evaluation Material (whether prepared by the Disclosing Party, its Representatives or otherwise), and will not retain any copies, extracts or other reproductions in whole or in part of such material. All documents, memoranda, notes and other writing whatsoever prepared by the Recipient or its Representatives based on the information contained in the Evaluation Material shall be destroyed. The Recipient shall certify such destruction to the Disclosing Party by providing a certificate signed by an officer of the Recipient confirming destruction of materials as contemplated by this paragraph.

The Recipient understands and acknowledges that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. Neither the Disclosing Party nor any of its Representatives shall have any liability to the Recipient or any of its Representatives from the use of the Evaluation Material or any errors therein or omissions therefrom. It is understood that the scope of any representations and warranties to be given by each Party will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between the Parties progress to such a point.

To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is the Parties’ desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine and other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

Each Party hereby acknowledges that it is aware (and that its Representatives who are apprised of this matter have been or will be advised) that the United States securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Until the earliest of (i) the execution by the Parties of a definitive agreement regarding the acquisition of one by the other, (ii) an acquisition of either Party by a third party, or (iii) one year after the date of this Agreement, each Party agrees not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of the other Party, other than those specifically designated as contacts for a possible transaction by each Party, regarding that Party’s business, operations, prospects or finances, except with the express permission of that Party. Without the prior written consent of the other Party, each Party agrees not to solicit for employment or hire any of the current employees of the other Party until the earlier of (a) execution by the Parties of a definitive agreement; or (b) termination, in writing, of discussions under this Agreement, and, in each case of (a) or (b) plus a period of one year thereafter. General solicitation activities not directed to employees of the other Party shall not be a breach of this Paragraph.

Each Party hereby agrees that, until one year after the date of this Agreement, unless such shall have been specifically agreed in writing by the other Party, neither Party nor any of its affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each an “Affiliate”) will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any securities of the other Party or any of its Affiliates or (ii) any tender or exchange offer, merger or other business combination involving the other Party or any of its Affiliates; (b) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the other Party or any of its Affiliates; or (c) enter into any arrangements with any third party with respect to any of the foregoing. The foregoing obligations will be automatically revised, during the period of time set forth above, to be equal to provisions in any confidentiality agreement entered into by either Party with a third party regarding a similar subject matter, but containing less restrictive obligations. Such automatic revision will occur upon written notice from one Party to the other Party containing the new provisions, which notice must be given promptly following entry into such agreement with a third party. The foregoing obligations, including the revisions to the covenant contemplated by the preceding sentence, shall automatically terminate on the public announcement by a third party of a tender or exchange offer by, or merger or other business combination with, or any other transaction intended to have, or having, a similar effect, involving either Party or any of its Affiliates; provided that neither Party nor any of its respective Affiliates was directly or indirectly involved in such transaction with such third party. As of the date hereof, Digene has not entered into any agreement with a third party that creates obligations relating to subject matter substantially similar to that of this paragraph that are any less restrictive than the provisions hereof.

The Parties agree that unless and until a final definitive agreement regarding a transaction between the Parties has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement except for the matters specifically agreed to herein. Each Party reserves the right, in its sole discretion, to reject any and all proposals made by the other Party or its Representatives with regard to a transaction between the Parties, and to terminate discussions and negotiations with the other Party at any time. The Recipient acknowledges and agrees that the Disclosing Party has not granted to the Recipient any license, copyright or similar right with respect to any of the Evaluation Material.

It is understood and agreed that money damages would not be sufficient remedy for any breach of this Agreement and that the Disclosing Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Each Recipient further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity to the Disclosing Party.

In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, nonappealable order that a Party has breached this Agreement, then such party shall be liable and pay to the non-breaching Party the reasonable legal fees such non-breaching Party has incurred in connection with such litigation, including any appeal therefrom.

This Agreement supersedes the Confidentiality Agreement between the Parties dated April 5, 2007 and may be modified or waived only by a separate writing signed by the Parties expressly so modifying or waiving such agreements. It is understood and agreed that no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

This Agreement is for the benefit of the Parties and shall be governed and construed in accordance with the laws of the State of Delaware USA.

This Agreement may not be assigned in whole or in part by either Party hereto without the prior written consent of the other Party.

For the convenience of the parties, this Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement as of the day and year first set forth above.

QIAGEN N.V.

By:	/s/ Peer M. Schatz
Name: Peer M. Schatz Title: President and Chief Executive Officer

DIGENE CORPORATION

By:	/s/ Joseph P. Slattery
Name: Joseph P. Slattery Title: Chief Financial Officer

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